Exhibit 99.1

Orchard Therapeutics Appoints Industry Veteran Steven Altschuler, M.D. to its Board of Directors

BOSTON and LONDON, February 3, 2020 – Orchard Therapeutics (Nasdaq: ORTX), a global gene therapy leader, today announced the appointment of Steven Altschuler, M.D., to its board of directors. Dr. Altschuler brings nearly 20 years of experience building and leading world-class, integrated, translational, value-based health care systems and transformational biotechnology companies. He currently serves as managing director of Healthcare Ventures at Ziff Capital Partners and was previously chair of the board of directors at Spark Therapeutics (now part of Roche) for six years, from its founding until it was acquired in 2019.

“Steven joins Orchard at an exciting and pivotal time as we prepare for the anticipated EU regulatory approval of our investigational gene therapy for metachromatic leukodystrophy, as well as four additional regulatory filings in the U.S. and Europe that are expected by 2021,” said Mark Rothera, president and chief executive officer of Orchard. “With Steven’s deep understanding of healthcare policy, the current regulatory environment and knowledge of building a leading gene therapy company, he brings valuable perspectives and strategic leadership to our board.”

In his role at Ziff Capital Partners, Dr. Altschuler co-leads the firm’s efforts toward investing in, and facilitating the start-up and development of, companies with potentially transformative technologies that emphasize cellular and molecular approaches to human disease. He previously co-founded Spark Therapeutics to develop and commercialize the preclinical and clinical gene therapy programs advanced at the Children’s Hospital of Philadelphia (CHOP) and other institutions. He served as Spark’s board chair from its founding through its acquisition in 2019, which included leading the company through a successful transition to a public company and the launch of an approved commercial product, which was the first gene therapy for an inherited disease approved by the U.S. Food and Drug Administration and European Medicines Agency.

“The team at Orchard has demonstrated significant progress and industry leadership in developing potentially curative gene therapies, with a robust pipeline of seven clinical-stage programs across a number of serious inherited rare diseases,” said Dr. Altschuler. “I look forward to helping Orchard continue to execute on its clinical, regulatory and commercial priorities, and bring these innovative therapies to patients.”

Dr. Altschuler formerly held chief executive positions at CHOP and University of Miami Health System. He is a member of the board of directors of WW (formerly Weight Watchers International), Adtalem Global Education, AsclepiX Therapeutics, ImVaX and Platelet Biogenesis. He is also an independent trustee of the Brigham and Women’s Physician Organization at Mass General Brigham. Dr. Altschuler holds a B.A. in mathematics and an M.D. from Case Western Reserve University.

About Orchard

Orchard Therapeutics is a global gene therapy leader dedicated to transforming the lives of people affected by rare diseases through the development of innovative, potentially curative gene therapies. Our ex vivo autologous gene therapy approach harnesses the power of genetically-modified blood stem cells and seeks to correct the underlying cause of disease in a single administration. The company has one of the deepest gene therapy product candidate pipelines in the industry and is advancing seven clinical-stage programs across multiple therapeutic areas, including inherited neurometabolic disorders, primary immune deficiencies and blood disorders, where the disease burden on children, families and caregivers is immense and current treatment options are limited or do not exist.

Orchard has its global headquarters in London and U.S. headquarters in Boston. For more information, please visit www.orchard-tx.com, and follow us on Twitter and LinkedIn.

Forward-Looking Statements

This press release contains certain forward-looking statements about Orchard’s strategy, future plans and prospects, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “expects,” “intends,” “projects,” and “future” or similar expressions that are intended to identify forward-looking statements. Forward-looking statements include express or implied statements relating to, among other things, the therapeutic potential of Orchard’s product candidates, including the product candidate or candidates referred to in this release, Orchard’s expectations regarding the timing of regulatory submissions for approval of its product candidates, including the product candidate or candidates referred to in this release, the timing of interactions with regulators and regulatory submissions related to ongoing and new clinical trials for its product candidates, the timing of announcement of clinical data for its product candidates, and the likelihood that such data will be positive and support further clinical development and regulatory approval of these product candidates, and the likelihood of approval of such product candidates by the applicable regulatory authorities. These statements are neither promises nor guarantees and are subject to a variety of risks and uncertainties, many of which are beyond Orchard’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, without limitation: the risk that any one or more of Orchard’s product candidates, including the product candidate or candidates referred to in this release, will not be approved, successfully developed or commercialized, the delay of any of Orchard’s regulatory submissions, the failure to obtain marketing approval from the applicable regulatory authorities for any of Orchard’s product candidates, the receipt of restricted marketing approvals, and the risk of delays in Orchard’s ability to commercialize its product candidates, if approved. Given these uncertainties, the reader is advised not to place any undue reliance on such forward-looking statements.

Other risks and uncertainties faced by Orchard include those identified under the heading "Risk Factors" in Orchard’s annual report on Form 20-F for the year ended December 31, 2018, as filed with the U.S. Securities and Exchange Commission (SEC) on March 22, 2019, as well as subsequent filings and reports filed with the SEC. The forward-looking statements contained in this press release reflect Orchard’s views as of the date hereof, and Orchard does not assume and specifically disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Investors

Renee Leck

Director, Investor Relations

+1 862-242-0764

Renee.Leck@orchard-tx.com

Media

Molly Cameron

Manager, Corporate Communications

+1 978-339-3378

media@orchard-tx.com